Exhibit 99.6

Dear Sir/Madam:

At the request of Capitol Federal Financial, Inc. we are enclosing materials regarding the offering ofshares of Capitol Federal Financial, Inc. common stock. Included in this package is a Prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of theProspectus.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We should not be understood as recommending or soliciting in any way any action by you with respect to the enclosed material.

Sincerely,

Sandler O’Neill & Partners, L.P.

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BD

Dear Member:

In July, you received materials advising you of the reorganization of Capitol Federal Savings Bank MHC from a mutual holding company to a stock holding company, and the related public offering of Capitol Federal Financial, Inc. common stock. Our Plan of Conversion and Reorganization has been approved by the members of Capitol Federal Savings Bank MHC and the stockholders of Capitol Federal Financial.The subscription offering expired on August 12, 2010. We have asked the Office of Thrift Supervision,our primary regulator, for an extension of time to complete our stock offering.

Due to changes in the financial markets, our independent appraiser has determined that our estimatedvaluation has decreased 18.2%. The amended offering range is a minimum of 118,150,000 shares and amaximum of 159,850,000 shares. As a result, the ratio of our offering price to pro forma tangiblestockholders’ equity per share has decreased to 83.89% at June 30, 2010 from 92.00% at March 31, 2010at the minimum of the offering range and to 95.51% from 103.09% at the maximum of the offering range at those dates.

We are sending you this letter to provide you the opportunity to purchase stock in Capitol FederalFinancial, Inc. through the community offering. If you would like to request a copy of the Prospectusdated November [    ], 2010, please call our Stock Information Center, toll-free, at 877-518-0123. A Community Order Form will also be enclosed.

Please read the information before deciding whether to place an order for our common stock. The price per share is $10.00, and no sales commission will be charged. Community Order Forms must be received (not postmarked), with full payment, by 4:00 p.m., Central Time, on November [    ], 2010. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

Again, thank you for your interest in Capitol Federal Financial, Inc. If you have any questions please call our Stock Information Center, toll-free, at 877-518-0123. The Stock Information Center is open from 10:00 a.m. to 4:00 p.m. Central Time, Monday through Friday. The Stock Information Center will be closed Thursday and Friday, November 25th and 26th, in observance of the Thanksgiving holiday.

Sincerely,

John B. Dicus
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by theProspectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

MR

Dear Stockholder:

We want to update you as to the progress of our conversion from a mutual holding company structure to afully public holding company structure.

In July, you received materials related to the initial public offering of Capitol Federal Financial, Inc. common stock. Our Plan of Conversion and Reorganization has been approved by the members of Capitol Federal Savings Bank MHC and the stockholders of Capitol Federal Financial. The subscription offering expired on August 12, 2010. We have asked the Office of Thrift Supervision, our primary regulator, for an extension of time to complete our stock offering.

Due to changes in the financial markets, our independent appraiser has determined that our estimated valuation has decreased 18.2%. The amended offering range is a minimum of 118,150,000 shares and a maximum of 159,850,000 shares. As a result, the ratio of our offering price to pro forma tangible stockholders’ equity per share has decreased to 83.89% at June 30, 2010 from 92.00% at March 31, 2010 atthe minimum of the offering range and to 95.51% from 103.09% at the maximum of the offering range at those dates. The exchange ratio is now 2.2637 at the minimum of the offering range and 3.0627 at the maximum of the offering range.

We are now offering you the opportunity to purchase stock in Capitol Federal Financial, Inc. through the community offering. If you would like to request a copy of the Prospectus dated November [   ], 2010, pleasecall our Stock Information Center, toll-free, at 877-518-0123. A Community Order Form will also be enclosed.

Please read the information before deciding whether to place an order for our common stock. The price per share is $10.00, and no sales commission will be charged. Community Order Forms must be received (not postmarked), with full payment, by 4:00 p.m., Central Time, on November [ ], 2010. If you wishto purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance,because IRA-related orders require additional processing time.

Again, thank you for your interest in Capitol Federal Financial, Inc. If you have any questions please callour Stock Information Center, toll-free, at 877-518-0123. The Stock Information Center is open from10:00a.m. to 4:00 p.m. Central Time, Monday through Friday. The Stock Information Center will be closed Thursday and Friday, November 25th and 26th, in observance of the Thanksgiving holiday.

Sincerely,

John B. Dicus
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by theProspectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

SR

Dear Subscriber:

Thank you for your recent order for Capitol Federal Financial, Inc. common stock. Our Plan of Conversion and Reorganization has been approved by the members of Capitol Federal Financial Savings Bank MHC and the stockholders of Capitol Federal Financial. We have asked the Office of Thrift Supervision, our primary regulator, for an extension of time to complete our stock offering. In connection with the extension of time, our independent appraiser has determined that our estimated valuation has decreased 18.2%, due to changes in market conditions. The amended offering range has decreased to a minimum of 118,150,000 shares and a maximum of159,850,000 shares. As stated in our Plan, if our offering range decreased below 144,500,000 shares, we would be required to resolicit all subscribers who ordered shares during the initial offering period.

IN CONNECTION WITH THE RESOLICITATION, SUBSCRIBERS NOW HAVE THE OPPORTUNITY TO PLACE NEW ORDERS TO PUCHASE CAPITOL FEDERAL FINANCIAL, INC. COMMON STOCK.THIS OPPORTUNITY TO PLACE A NEW ORDER IS BEING GIVEN TO YOU BECAUSE YOU SUBMITTED A VALID ORDER DURING THE ORIGINAL OFFERING PERIOD.

Based on our updated estimated pro forma valuation and the $10.00 per share offering price, the ratio of our offering price to pro forma tangible stockholders’ equity per share at June 30, 2010 compared to March 31, 2010 has decreased to 83.89% from 92.00% at the minimum of the offering range and to 95.51% from 103.09% at the maximum of the offering range.

Information regarding the amended offering range is set forth in the enclosed Prospectus dated November [    ],2010. Please read the Prospectus before deciding whether to place a new order for our common stock. A Supplemental Order Form is also enclosed. The price per share is $10.00, and no sales commission will be charged. Supplemental Order Forms must be received (not postmarked), with full payment, by 4:00 p.m., Central Time, on November [    ], 2010. PLEASE NOTE, YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE STOCK IN THIS OFFERING, YOU MUST SUBMIT THESUPPLEMENTAL ORDER FORM WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE. If you wish to order common stock in registration(s) that differ from your original order, please call the StockInformation Center promptly for guidance and to receive an additional order form for that purpose. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, becauseIRA-related orders require additional processing time.

Again, thank you for your interest in Capitol Federal Financial, Inc. If you have any questions, please call our Stock Information Center, toll-free, at 877-518-0123. The Stock Information Center is open from 10:00 a.m. to 4:00 p.m.Central Time, Monday through Friday. The Stock Information Center will be closed Thursday and Friday, November25th and 26th, in observance of the Thanksgiving holiday.

Sincerely,

John B. Dicus
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by theProspectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

SubR

Dear Friend:

We are pleased to provide you with the enclosed Propsectus dated November [    ], 2010 and related offering materials in connection with the stock offering by Capitol Federal Financial, Inc.

Before making an investment decision, please carefully review these documents. If you are interested in purchasing shares of Capitol Federal Financial, Inc. common stock, complete the enclosed Community Order Form and return it, with full payment, in the enclosed Stock OrderReply Envelope.If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Order Forms must be received (not postmarked) by 4:00 p.m., CentralTime, on                     , 2010.

Again, thank you for your interest in Capitol Federal Financial, Inc. If you have any questions please call our Stock Information Center, toll-free, at 877-518-0123. The Stock Information Center is open from 10:00 a.m. to 4:00 p.m. Central Time, Monday through Friday. The Stock Information Center will be closed Thursday and Friday, November 25th and 26th, in observance of the Thanksgiving holiday.

Sincerely,

John B. Dicus
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by theProspectus.  These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

CR

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an account holder at this institution, you have certain priority subscription rightsto purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attemptsto persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS), Consumer Response Centerat (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan”you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and givethe majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common,and even if you are caught, that your legal expenses will be covered.

Below is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering bya subsidiary of a mutual holding company, include the following:

●	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, account holders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

●	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — orparticipate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

●	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions.The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction.The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

●	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on theinstitution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

OTS

Dear Subscriber:

Thank you for your recent order for Capitol Federal Financial, Inc. common stock. Our Plan of Conversion and Reorganization has been approved by the members of Capitol Federal Financial Savings Bank MHC and the stockholders of Capitol Federal Financial. We have asked the Office of Thrift Supervision, our primary regulator, for an extension of time to complete our stock offering. In connection with the extension of time, our independent appraiser has determined that our estimated valuation has decreased 18.2%, due to changes in market conditions. The amended offering range has decreased to a minimum of 118,150,000 shares and a maximum of159,850,000 shares. As stated in our Plan, if our offering range decreased below 144,500,000 shares, we would be required to resolicit all subscribers who ordered shares during the initial offering period.

IN CONNECTION WITH THE RESOLICITATION, SUBSCRIBERS NOW HAVE THE OPPORTUNITYTO PLACE NEW ORDERS TO PUCHASE CAPITOL FEDERAL FINANCIAL, INC. COMMON STOCK. THIS OPPORTUNITY TO PLACE A NEW ORDER IS BEING GIVEN TO YOU BECAUSE YOU SUBMITTED A VALID ORDER DURING THE ORIGINAL OFFERING PERIOD.

Based on our updated estimated pro forma valuation and the $10.00 per share offering price, the ratio of our offering price to pro forma tangible stockholders’ equity per share at June 30, 2010 compared to March 31, 2010 hasdecreased to 83.89% from 92.00% at the minimum of the offering range and to 95.51% from 103.09% at the maximum of the offering range.

Information regarding the amended offering range is set forth in the enclosed Prospectus dated November [    ],2010. Please read the Prospectus before deciding whether to place a new order for our common stock. A Community Order Form is also enclosed. The price per share is $10.00, and no sales commission will be charged. Community Order Forms must be received (not postmarked), with full payment, by 4:00 p.m., Central Time, onNovember [    ], 2010. PLEASE NOTE, YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE STOCK IN THIS OFFERING, YOU MUST SUBMIT THE COMMUNITY ORDER FORM WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE. If you wish to purchasestock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-relatedorders require additional processing time.

Again, thank you for your interest in Capitol Federal Financial, Inc. If you have any questions, please call our Stock Information Center, toll-free, at 877-518-0123. The Stock Information Center is open from 10:00 a.m. to 4:00 p.m.Central Time, Monday through Friday. The Stock Information Center will be closed Thursday and Friday, November25th and 26th, in observance of the Thanksgiving holiday.

Sincerely,

John B. Dicus
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by theProspectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

SubComR

Capitol Federal Savings Bank MHC is reorganizing from a mutual holding company into the full stock form of organization. In connection with the reorganization, Capitol Federal Financial, Inc. is offering shares of its common stock for sale in a public offering.

Between 118,150,000 and 159,850,000 shares of Capitol Federal Financial, Inc. common stock are being offered at a price of $10.00 per share. As a member of the community served by Capitol Federal Savings Bank, you may subscribe for shares in the community offering.

If you would like to learn more about our stock offering, we invite you to obtain a Prospectus andother offering material by calling our Stock Information Center at (877)518-0123, Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m., Central Time. The community offering willexpire on [                     ] 2010, unless further extended by Capitol Federal Financial, Inc.

The shares of common stock being offered are not savings accounts or deposits and are not insuredor guaranteed by the Federal Deposit Insurance Corporation or any other government agency.This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made onlyby the Prospectus.